Transition and Retirement Agreement This Transition and Retirement Agreement ("Agreement") is made between you, Paul W. Thompson, LG&E and KU Services Company ("LKE"), and PPL Corporation and sets forth the terms of your transition, termination of employment, and retirement from PPL Corporation, LKE, and their respective affiliates (together, the "Company"). This Agreement will become effective upon the "Effective Date" as specified in Section 14(a), below. Once effective, this Agreement will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers. Throughout this Agreement, the term "Company" includes all of the Company's affiliates and related entities, and their current and former trustees, officers, agents, employees, insurers and attorneys, the PPL Corporation Executive Severance Plan ("Severance Plan") and all other employee benefit plans and arrangements and their administrators, trustees and other fiduciaries, and all successors and assigns of all of the foregoing. 1. Separation Date. Your last day of employment with the Company is December 31, 2021 (the ("Separation Date") and the date upon which you will retire is January 1, 2022 and your employment with the Company will thereupon terminate. You will step down as President and Chief Executive Officer of LKE on October 1, 2021. During the October 1, 2021 through December 31, 2021 transition period, you will continue in employment with the Company as a full-time employee, at the same compensation level, with the title of Executive Vice President. During such transition period, you will provide assistance to your successor on an as-needed basis, as requested by the Company, and you will be required to carry out such transition and other functions as your successor or the Chief Executive Officer of the Company deems to be in the best interest of the Company. 2. Consideration. (a) Eligibility. Provided that you sign and do not revoke this Agreement, including the waiver and release of claims in favor of the Company and restrictive covenants contained in it, within 21 days of receiving this Agreement and you again sign and do not revoke this Agreement within 21 days after the Separation Date, the Company agrees to provide you with the payments and benefits provided for under the Severance Plan as set forth in Section 2(b), below. (b) Consideration. Subject to satisfying the eligibility criteria in Section 2(a), above, and pursuant to the applicable terms of the Severance Plan, the Company agrees to provide you with the following payments and benefits ( collectively referred to as the "Separation Benefits"): (i) Salary Payment. The Company will pay you a lump sum cash payment of $ 1,365,600, which is equal to two years of your base salary. Payment will be made on the first regularly scheduled Company payroll date immediately following the date that is six months after the Separation Date. (ii) COBRA Payment. The Company will pay you a lump sum cash payment equal to the aggregate amount of the employee portion of COBRA premiums (based on the rate in effect as of the Separation Date) for 24 months. Payment will be made on the first regularly scheduled Company payroll date immediately following the date that is six months following the Separation Date. (iii) Lump Sum Payment. The Company will pay you a lump sum cash payment of $22,000, in lieu of outplacement and financial planning services. Payment will be made on the first regularly scheduled Company payroll date immediately following the date that is six months following the D61/ 123199591.11 Confidential Exhibit 10(a)